Exhibit 10.1

Execution Copy

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of September 21, 2016 and made effective as of March 16, 2016 (the “Commencement Date”), by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (the “Company”) and Naomi L. Whittel (the “Executive”).

Background

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to employ the Executive. The Company and the Executive established an employment relationship pursuant to an employment agreement dated October 2, 2015 (the “Prior Employment Agreement”). The Company and the Executive desire to enter into this Agreement to amend and restate the terms and conditions of such employment relationship and the Prior Employment Agreement in their entirety. This Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

Terms and Conditions

1.       Employment Period. This Agreement shall be effective and shall supersede the Prior Employment Agreement concurrently with the Commencement Date. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date (the “Initial Term”). The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that the Board does not notify the Executive of its intention not to renew this Agreement at least one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term. For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter.

2.       Terms of Employment.

(a)       Position and Duties.

(i)       During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s positions as Chief Executive Officer of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board consistent with the Executive’s position as Chief Executive Officer of the Company. The Executive agrees to serve as a member of the Board, if elected to serve in such position during the Employment Period. The Executive agrees to assist the Chairman of the Board with identifying potential candidates for service on the Board. During the Employment Period (and for 2016 during the three (3) to six (6) month period following the date of this Agreement), the Executive agrees to provide recommendations and an annual and organizational budget for the Company to the Board that includes specific financial and operational targets for the Company which shall be used by the Board for the purposes of establishing performance targets and goals in connection with awarding annual bonuses to the executive team including the Executive. Additionally, the Executive agrees to assist the Board with identifying names of candidates for certain key positions at the Company and a recommendation regarding salary and bonus structure for such positions.

(ii)       During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours and on a full-time basis to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates, (B) serve on corporate, civic or charitable boards or committees, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, (D) serve as a non-executive outside director on the boards of directors and any board committees (or board of managers, as the case may be) of Naomi Whittel Foundation, Inc., continue her ownership of and involvement with W Products, LLC and W Skincare, or serve in any future non-executive outside director positions that are pre-approved by the Board and (E) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement or otherwise utilize material resources of the Company (such as Company personnel, travel paid for by the Company, etc.); provided, however, that the Executive shall not engage in other employment or undertake any other commercial business activities unless the Executive obtains the prior written consent of the Board. The Board may deny or rescind consent to the Executive’s service as a director of all other corporations or participation in other business or public activities if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interest or conflict with the Executive’s duties to the Company; provided, however, the Board may not deny or rescind consent relative to the Executive’s involvement in her skincare business. The Executive shall be permitted to retain all compensation in respect of any of the services or activities referred to in this Section 2(a)(ii).

(iii)       The location at which the Executive will perform services pursuant to this Agreement shall initially be the existing offices of Organic Holdings LLC, in Boca Raton, Florida. A transfer to an office located more than 25 miles from Boca Raton, Florida, shall be deemed a material change in the geographic location at which the Executive must perform the services pursuant to this Agreement.

(b)       Compensation.

(i)       Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at least equal to $300,000, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, and may be increased, but not decreased, by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased.

(ii)       Annual Bonus. In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual bonus of up to 150% of the Annual Base Salary (the “Annual Bonus”) as determined by Board or if delegated by the Board, the Compensation Committee based on certain performance targets and goals as contemplated by Section 2(a)(i). Each such Annual Bonus awarded to the Executive shall be paid on or prior to the later of (i) the seventy-fifth (75) day following the end of the fiscal year for which the Annual Bonus is awarded and (ii) the date on which the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect, in compliance with Treasury Regulation 1.409A-2(a), to defer the receipt of such Annual Bonus in accordance with the terms of a non-qualified deferred compensation plan satisfying the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”). Except as otherwise provided in this Agreement, the Executive must be employed with the Company in good standing on the payment date of the Annual Bonus to earn and be eligible to receive the Annual Bonus. Within sixty (60) days from the execution of this Agreement, the Board or the Compensation Committee, as the case may be, shall engage a third-party compensation consultant to provide advice regarding the design of the Company’s compensation plans.

(iii)       Initial Equity Award. On or about September 23, 2016, the Board (or the Compensation Committee) shall grant to the Executive 3,000,000 fully vested shares of the Company’s common stock, which will be unrestricted, subject to no limitations and which will be valued based on the fair market value of the Company’s common stock as set forth in the certain Appraisal of the Fair Market Value of a Non-Controlling, Non-Marketable Interest in the Company for the period ended December 31, 2015 dated as of March 22, 2016 prepared by Rocky Mountain Advisors (the “Rocky Mountain Appraisal”) (the “Initial Equity Award”), subject to the terms and conditions of the Company’s the Company’s 2013 Stock Incentive Plan, as amended from time to time (or its successor) (the “Plan”) and the applicable form of award agreement (which is attached hereto as Exhibit B), execution of which shall be a condition to the Initial Equity Award. The Executive acknowledges and agrees that the Executive shall be responsible for the tax consequences attributable to the Initial Equity Award. The Company specifically acknowledges and agrees that the valuation in the Rocky Mountain Appraisal is appropriate and correct. For the avoidance of doubt, the Initial Equity Award will result in an award to the Executive of the Company’s Common Stock worth $570,000.

(iv)       Subsequent Equity Awards. During the six (6) months following the date of this Agreement, subject to the Board or the Compensation Committee establishing and approving certain specified performance targets and goals in accordance with Section 2(a)(i) (the “Perfor mance Goals”), the Executive will be entitled to receive an award targeted for 4,500,000 shares of the Company’s common stock (the “2016 Award”). The 2016 Award will be granted in the form of a restricted stock unit which will vest upon the satisfaction of the Performance Goals, as determined by the Board or the Compensation Committee and otherwise be subject to the terms and conditions of the Plan and the applicable form of award agreement, the execution of which shall be a condition to the Executive’s receipt of the 2016 Award. In addition to the Initial Equity Award and the 2016 Award, the Executive shall be eligible to be granted additional equity awards by the Compensation Committee of the Board on an annual basis based upon the established performance targets and goals contemplated by Section 2(a)(i) (the “Subsequent Equity Awards”), commencing with the first grant of annual equity awards to executive officers of the Company generally. The Compensation Committee shall generally determine the size of Subsequent Equity Awards taking into account the Executive’s performance and commensurate with grants made to chief executive officers of companies in the Company’s compensation peer group.

(v)       Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company.

(vi)       Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(vii)       Vacation. During the Employment Period, the Executive shall be entitled to twenty (20) days of paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company and the Company’s employee benefit guide, as amended from time to time. Other than as required by applicable law or as otherwise set forth in the Company’s employee benefit guide (as amended from time to time), upon termination of the Executive’s employment for any reason, the Company will not pay any accrued or unused vacation time.

(viii)       Right of First Refusal on Employee Shares Available. During the Employment Period, in the event any employee or former employee of the Company offers to sell any shares of the Company’s common stock that such employee acquired pursuant to awards made under the Plan, the Board shall provide the Executive with prompt notice of the fact that such shares are available for sale and will permit the Executive to purchase all or any portion of such shares the Executive elects to purchase on terms acceptable to the Executive, and the Executive will be free to negotiate such terms directly with such selling employee or former employee of the Company.

(c)       Recoupment of Unearned Incentive Compensation. If (i) the Board, or an appropriate committee thereof, determines that the Executive engaged in any fraud, negligence or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements or (ii) the Company is required to require reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any bonus or incentive compensation paid to the Executive if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement and (b) the amount of the bonus or incentive compensation that would have been awarded to the Executive had the financial results been properly reported would have been lower than the amount actually awarded.

3.       Termination of Employment.

(a)       Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right; (v) a Termination for Good Reason; or (vi) the termination of this Agreement by Executive pursuant to Section 3(b). If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and Affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b)       This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board.

(c)       Benefits Payable Under Termination.

(i)       In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Executive or the Executive’s beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)       In the event of the Executive’s Termination for Cause or termination by the Executive other than for a Termination for Good Reason, the Executive shall be provided the Unconditional Entitlements.

(iii)       In the event of a Termination for Good Reason or the exercise by the Company of its Termination Rights, the Executive shall be provided the Unconditional Entitlements and, subject to Executive signing and delivering to the Company and not revoking a general release of claims in favor of the Company and certain related parties in substantially the form of Exhibit A attached hetero (the “Release”), the Company shall provide the Executive the Conditional Benefits. Any and all amounts payable and benefits or additional rights provided to the Executive upon a termination of the Executive’s employment pursuant to this Section 3(c) (other than the Unconditional Entitlements) shall only be payable or provided if the Executive signs and delivers the Release within the consideration period identified in the Release and the Executive does not revoke the Release within the revocation period identified in the Release. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

(d)       Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)       Earned Amounts. The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder.

(ii)       Benefits. All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its Affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)       Prior Year Bonus. Any Annual Bonus(es) for prior years earned but unpaid as of the date on which the Employment Period ends pursuant to Section 3(a), paid within thirty (30) days following such termination.

(iv)       Indemnities. Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(v)       Medical Coverage. The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage. The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive.

(vi)       Business Expenses. The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the termination of the Executive’s employment.

(vii)       Stock Options/Equity Awards. Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock options and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date the Executive’s employment terminated.

(e)       Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)       Severance Amount. The Company shall pay the Executive a lump sum amount equal to the Severance Amount. Subject to Section 3(c)(iii) above, the Severance Amount shall be paid on the date that is sixty (60) days after the Termination Date (or upon the Executive’s death, if earlier).

(ii)       Stock Options. All of the Executive’s stock options shall become exercisable in accordance with the applicable Original Stock Option Award Documents. Once exercisable, all stock options shall remain exercisable pursuant to the terms and conditions set forth in the applicable Original Stock Option Award Documents. Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

(iii)       Equity Awards. Any restrictive stock or other equity award subject to vesting shall continue to vest in accordance with the terms of the Original Award Document through the date of the Executive’s date of termination of employment with the Company. Except as otherwise expressly provided herein, all such restricted stock or other equity awards shall be subject to, and administered in accordance with, the Original Award Documents.

(iv)       Put Option for Shares of Common Stock.

(A)       If the Executive’s employment with the Company terminates due to (x) the Company’s exercise of its Termination Rights, (y) the Executive’s Termination for Good Reason or, (z) after the 4th anniversary of this Agreement, the Executive’s voluntary termination of her employment other than for Good Reason, the Executive shall have the right (the “Put Right”), subject to the provisions of this Section 3(e)(iv), exercisable on a single occasion at any time beginning on the Termination Date and continuing for one hundred eighty (180) days thereafter (the “Put Right Period”), to sell to the Company, all or any portion of the shares of the Company’s common stock and restricted stock units then held by the Executive as of the Termination Date that were issued to the Executive by the Company during the Employment Period (for avoidance of doubt excluding any shares of the Company’s common stock that the Executive acquires from any third parties) (the “Put Shares”), and the Company shall be required to purchase the designated number of such Put Shares, at a price per share equal to the Fair Market Value of such Put Shares (the “Put Price”); provided, however, this Put Right shall be null and void if at the time of exercise by Executive, the common stock of the Company is then traded on a U.S. national securities exchange (for this purpose, meaning the NYSE or Nasdaq) and has average daily trading volume exceeding 500,000 shares and provided, further, that if in connection with the 2016 Award or any other award involving restricted stock units, the Executive has not yet received the shares pursuant to the restricted stock units, then the Put Right shall be extended until ninety (90) days following the date that she receives the shares pursuant to the restricted stock units.

(B)       Reserved.

(C)       In order to exercise the Put Right, the Executive shall send a written notice to the Company prior to the expiration of the Put Right Period setting forth the Executive’s intention to sell Put Shares which shall include the number of shares of Put Shares that the Executive is electing to sell to the Company under this Section 3(e)(iv) (the “Put Notice”). Upon receipt of the Put Notice, the Company take immediate steps to ascertain the Fair Market Value of the Put Shares and shall promptly provide written notice to the Executive upon its receipt of such determination of Fair Market Value setting forth the determination of Fair Market Value and including copies of any materials provided to the Company by the independent accountants to support its determination. Subject to the provisions of Section 3(e)(iv)(D) & (E) below, the closing of the purchase and sale of the Put Shares shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the determination of the Fair Market Value and the Put Price shall be paid to the Executive in immediately available funds by either bank or certified check or wire transfer, at the election of the Executive.

(D)       Notwithstanding anything to the contrary contained herein, the obligation of the Company to consummate the purchase of the Put Shares shall be suspended if and for so long as any of the following conditions are present: (i) the purchase of the Put Shares would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B)  the purchase of the Put Shares would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the then-existing material credit facilities of the Company or its Subsidiaries (each a “Financing Default”), (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, or (iii) to the extent that the Company determines in good faith that it lacks adequate available cash on hand to consummate the purchase and no debt or equity financing is available to the Company to make such purchase. The Company shall, within fifteen (15) days of learning of any such fact, so notify the Executive in writing (the “Suspension Notice”) upon which the Company’s obligation to consummate the purchase of the Put Shares shall be suspended until such time as the condition no longer exists (the “Suspension Period”). The Company shall, within fifteen (15) days of learning of the elimination of all relevant restrictions on the Company’s ability to consummate the purchase and sale, so notify the Executive in writing (the date of such notice being the “Reinstatement Date”). At any time during the Suspension Period, the Executive may revoke her Put Notice upon prior notice to the Company, following which the Executive’s Put Right shall be reinstated with respect to the shares that were the subject of the original Put Notice on the same terms and condition as under this Section 3(e)(iv) except that (X) the Executive’s new exercise period shall begin on the Reinstatement Date and end on the ninetieth (90th ) day thereafter and (Y) the Purchase Price shall be based upon the Fair Market Value of the Put Shares (i) as determined in connection with the prior exercise of the Put Right or (ii) as determined in connection with then-current exercise of the Put Right, whichever amount is greater.

(E)       Notwithstanding anything to the contrary contained in Section 3(e)(iv)(D), any Put Shares that cannot be purchased at the applicable time provided in Section 3(e)(iv)(C) in accordance with the terms of such Section due to the existence the conditions under Section 3(e)(iv)(D)(iii), then at the sole election of the Executive (exercisable within thirty (30) days after the Executive’s receipt of the Suspension Notice), shall be purchased by the Company (x) by delivery of a promissory note for the applicable purchase price payable in equal installments of up to three (3) years, bearing a fixed rate of interest equal to the Prime Rate in effect as of the date of the exercise of the Put Right (as reported in The Wall Street Journal) plus five (5%) percent. The Company’s obligations under such promissory note shall accelerate automatically and all outstanding principal and accrued interest shall become immediately due and payable if the payment of the cash Purchase Price is no longer restricted under Section 3(e)(iv)(D)(iii), with such amount to be paid to the Executive within fifteen (15) days after the date the restriction is lifted.

(F)       For the purposes of this Section 3(e)(iv), the term “Fair Market Value” shall mean the fair market value of the shares of the Company’s common stock as determined by an independent third party appraiser, which shall be at the Company’s election performed by either (i) the valuation firm that performed the most recent valuation of the shares of the Company for awards issued to the Executive under the terms of this Agreement or (ii) a nationally recognized valuation firm selected by the Company and reasonably acceptable to the Executive. The Fair Market Value shall be calculated using the same valuation methods and discounts set forth in the Rocky Mountain Appraisal. Notwithstanding the foregoing, if the Termination Event giving rise to the Executive’s ability to exercise the Put Right is the Executive’s voluntary termination of employment other than for Good Reason, then the Fair Market Value shall be reduced to seventy-five percent (75%) of the Fair Market Value.

(v)       Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)       With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of and within six (6) months after a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall instead be made on the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)       To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

(f)       Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)       “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)       “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(A)       any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (1) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a financing transaction for the Company, (2) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then-outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur or (3) on account of the acquisition of securities of the Company by any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) or any of their respective Affiliates that, as of the Commencement Date, is or are the Owner, directly or indirectly, of securities of the Company;

(B)       there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (1) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (2) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;

(C)       there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportion as their Ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(D)       the majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election.

Notwithstanding the foregoing definition or any other provision of this Agreement, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Notwithstanding the foregoing definition or any other provision of the Agreement, where a Change in Control is a payment trigger and not merely a vesting trigger, or where otherwise necessary to ensure that the Executive does not incur liability for additional tax under Section 409A of the Code, a transaction (or series of related transactions) shall constitute a Change in Control only if, in addition to satisfying the foregoing definition, such transaction (or series of related transactions) also satisfies the definition of a “change in control event” under Treas. Reg. Section 1.409A-3(i)(5).

(iii)       “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(iv)       “Earned Compensation” means any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon payment of which has been deferred).

(v)       “Entity” means a corporation, partnership, limited liability company or other entity.

(vi)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vii)       “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (D) an entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Commencement Date, is the Owner, directly or indirectly, of securities of the Company.

(viii)       “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and plan pursuant to which such stock option was granted, each as in effect on the Termination Date.

(ix)       “Original Award Documents” means, with respect to any restricted stock or other equity award other than a stock option, the terms and provisions of the award agreement related to and the plan governing, such restricted stock or other equity award, each as in effect on the Termination Date.

(x)       “Own,” “Owned,” “Owner,” “Ownership” means a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares Voting Power, which includes the power to vote or to direct the voting, with respect to such securities.

(xi)       “Severance Amount” means an amount equal to $450,000.

(xii)       “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contributions) of more than fifty percent (50%).

(xiii)       “Termination for Cause” means a termination of the Executive’s employment by the Company due to any of the following reasons: (A) conviction, or a plea of “guilty” or “no contest” to, any crime (whether or not involving the Company) constituting a felony or involving moral turpitude in the jurisdiction involved; (B) an act of physical violence causing bodily harm to another person on Company property or off Company property but in the performance of Executive’s duties as a Company employee; (C) reporting to work under the influence of alcohol or a controlled substance (except prescription drugs used as prescribed); (D) gross neglect or willful misconduct in the performance of Executive’s duties, or willful failure or willful refusal to perform Executive’s duties; (E) willful misconduct which is materially injurious or materially damaging to the Company; or (F) a material breach of this Agreement or the willful and material violation of Company’s policies resulting in material damage to the Company, which is not cured to the reasonable satisfaction of the Board within thirty (30) days of written notice thereof to the Executive, provided, however, that if the specified breach cannot be cured within such thirty (30) day period and the Executive commences reasonable steps within such thirty (30) day period to remedy such breach and diligently continues such steps thereafter and does effect a cure for such breach within ninety (90) days of such notice, such violation shall not constitute “Termination for Cause” and the Executive’s employment shall not be terminated. For purposes of this Agreement, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company. Any act or failure to act based upon the instructions of the Board or the Chairman of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Under no circumstances shall poor financial performance of the Company, whether generally or specifically in the business unit(s) managed by the Executive, be deemed to constitute “Termination for Cause.”

(xiv)       “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right or (B) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason. Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(xv)       “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has become permanently disabled as defined in the Company’s long-term disability plan and is receiving disability benefits pursuant to such plan; provided, however, if such plan contains multiple definitions of disability, “disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period.

(xvi)       “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events, except when done with the Executive’s written consent: (A) a diminution in the Executive’s Annual Base Salary, other than a proportional reduction pursuant to a Company-wide reduction of all executive salaries due to economic conditions, or a material reduction in the kind or level of employee benefits, fringe benefits or perquisites to which the Executive is entitled, other than a proportional reduction pursuant to a Company-wide change in Company policies or benefit plans, or a failure to provide such benefits or perquisites when due; (B) a material diminution in the Executive’s authority, duties, titles, or responsibilities, provided, however, that a mere change in title or reporting relationship following a Change in Control by itself will not constitute “Good Reason” for the Executive’s resignation, and further provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “reduction” of duties, position or responsibility; (C) the relocation of the Executive’s principal office to a location that is more than 25 miles from Boca Raton, Florida; or (D) any other action or inaction that constitutes a material breach of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason unless (y) the Executive shall have delivered a written notice to the Board specifying the factual basis for such termination, and (z) the Company shall not have cured such event (if curable) within thirty (30) days following the receipt of such notice.

(xvii)       “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(xviii)       “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xix)       “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g)       Conflict with Plans. As permitted under the terms of the applicable stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Benefit Plans”), the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under the Benefit Plans (or any similar definition in any successor plan).

(h)       Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty six (36) months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments and each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.       Executive Remedy. The Executive shall be under no obligation to seek other employment or other engagement of the Executive’s services and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any payment otherwise payable to her. The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.       Additional Payments Following a Change in Control.

(a)       If, during the Employment Period and within one (1) year after a Change in Control, the Company shall terminate the Executive’s employment other than due to the Executive’s death, a Termination for Cause, a Termination due to Disability or if the Executive shall effect a Termination for Good Reason:

(i)       the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the Termination Date, the aggregate of the following amounts:

(A)       the cash portion of the Unconditional Entitlements; and

(B)       the amount equal to the product of 2.0 times the sum of (y) the Annual Base Salary, and (z) the greater of the target bonus for the then current fiscal year under the Plans or any successor annual bonus plan and the average annual bonus paid to or for the benefit of the Executive for the prior three (3) full years (or any shorter period during which the Executive has been employed by the Company); and

(ii)       the Company shall provide the Executive the Conditional Benefits minus the Severance Amount.

(b)       If any payment or benefit (including payments and benefits pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Executive, which of the following two alternative forms of payment shall be paid to the Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by the Executive on a net after-tax basis is greater than what would be received by the Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of payments or benefits (including cancellation of accelerated vesting of equity awards) that are exempt or excluded from Code Section 409A (with such payments or benefits to be reduced being determined by the Company, subject to the immediately following sentence of this Section 5(b) in the case of cancellation of accelerated vesting of equity awards); (2) reduction of any cash payments that are subject to Code Section 409A (with such cash payments to be reduced in the reverse chronological order in which they would otherwise be payable); (3) cancellation of accelerated vesting of any equity awards that are subject to Code Section 409A (with such cancellation to occur in the manner set forth in the immediately following sentence of this Section 5(b)); and (4) reduction of other benefits that are subject to Code Section 409A (with such benefits to be reduced in the reverse chronological order in which they would otherwise be provided). In the event that acceleration of vesting of Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant (and of the scheduled dates of vesting) of such equity awards.

(c)       The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized law firm or independent registered public accounting firm or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(d)       The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(e)       The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

6.       Confidentiality; Non-Competition; Non-Solicitation; Invention Assignment.

(a)       Confidentiality. Without the prior written consent of the Company, except (x) as reasonably necessary in the course of carrying out the Executive’s duties hereunder, (y) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, or (z) to the extent necessary to enforce this Agreement and/or any other agreement between the Company and/or any of its affiliates and Executive, the Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)). The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(b)       Company Property. Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature. All business procured by Executive and all related business opportunities and plans made known to Executive while Executive is employed by or providing services to the Company shall remain the permanent and exclusive property of the Company.

(c)       Nonsolicitation. The Executive agrees that, while the Executive is employed by the Company and during the one-year period following the Executive’s termination of employment with the Company (the “Restricted Period”), the Executive shall not directly or indirectly, (i) solicit any individual who is, on the date the Executive’s employment is terminated (or was, during the six-month period prior to the date the Executive’s employment is terminated), employed by the Company or its Affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its Affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand. Notwithstanding the above, in the event that the Employment Period ends due to the Company’s failure to renew the Term of this Agreement, the Non-solicitation covenant contained in this Section 6(c) shall immediately expire and be of no further force and effect as of the date of the termination of the Employment Period.

(d)       Noncompetition. The Executive agrees that, during the Restricted Period, the Executive will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if she, directly or indirectly, anywhere in the continental United States in which the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in any business activity that could be deemed to be competitive with any portion of the business conducted by the Company or any of its Affiliates; provided that Competition shall not include any activities (whether carried out directly by Executive in her individual capacity or indirectly, as an employee, officer, director, owner, or otherwise of/through one or more entities.) which are (i) in any way related to the activities listed on Schedule C of the Unit Purchase Agreement dated September 2, 2014 by an among Executive, Robert G. Whittel and Company (the “Purchase Agreement”) or (ii) not specifically covered by the non-compete provisions contained in the Purchase Agreement. Ownership for personal investment purposes only of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof. Notwithstanding the above, in the event that the Employment Period ends due to the Company’s failure to renew the Term of this Agreement, the Non-Competition covenant contained in this Section 6(d) shall immediately expire and be of no further force and effect as of the date of the termination of the Employment Period.

(e)       Invention Assignment.

(i)       All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by the Executive, either solely or in collaboration with others, during the Executive’s employment, whether or not during working hours, and directly relating to the business of the Company (but, for purposes of clarity, not including any business ideas, concepts, inventions, improvements, developments or other intellectual property relating to any of the activities set forth on Schedule I attached hereto), shall become and remain the exclusive property of the Company, and the Company’s successors and assigns. The Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate (at the Company’s sole cost) in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. The Executive’s commitments in this Section 6(e) will continue in effect after termination of the Executive’s employment as to such ideas, concepts, inventions, improvements and developments, and other intellectual property to the extent and only to the extent conceived before the date the Executive’s employment terminates (other than, for purposes of clarity, any business ideas, concepts, inventions, improvements or developments, or other intellectual property relating to any of the activities set forth on Schedule I attached hereto).

(ii)       The Executive agrees to perform, during and after the Executive’s employment, all acts necessary to permit and assist the Company, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such inventions and improvements in any and all countries. Such acts may include, without limitation, execution of documents and reasonable assistance or cooperation in legal proceedings. Notwithstanding the above, the Executive only undertakes to execute such documents and/or take such actions as her attorneys reasonably deem necessary or appropriate in connection with her obligations under this Section 6(e)(ii).

(f)       Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 6 and the Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 6. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(g)       Severability; Blue Pencil. The Executive acknowledges and agrees that the Executive has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 6 is invalid or unenforceable, the remainder of the provisions of this Section 6 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 6 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced.

7.       Successors.

(a)       This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.       Miscellaneous.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to its conflict of laws principles. Any dispute or controversy between the parties hereto, whether during the employment term or thereafter, including without limitation, any and all matters relating to this Agreement, the Executive’s employment with the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule or regulation, or principle of contract law or common law, including but not limited to any medical leave statutes, wage payment statutes, employment discrimination statutes, employee benefit statutes, and any other equivalent federal, state, or local statute, will be settled by arbitration administered by the American Arbitration Association (“AAA”) in Boca Raton, Florida, or such other venue as mutually agreed upon by the parties. The arbitration will be conducted pursuant to AAA’s National Rules for Resolution of Employment Disputes (or their equivalent), which arbitration will be confidential, final, and binding to the fullest extent permitted by law. There shall be one (1) arbitrator, selected jointly by the parties hereto, or if the parties cannot so agree on a single arbitrator, selected in accordance with AAA’s procedures. Each party hereto will be responsible for paying its attorney’s fees and costs incurred under this Section 8(a), except as may otherwise be provided by the arbitrator in order to comply with applicable substantive law. Further, the parties hereto will equally share any costs levied by the AAA, including the cost of the arbitrator and use of a hearing room, provided that the Executive will not be obliged to pay for any portion of such costs beyond the maximum amount permitted in order that this arbitration provision be legally enforceable. The foregoing provisions of this Section 8(a) shall not be deemed (i) to preclude either party hereto from seeking preliminary injunctive relief to protect or enforce its rights hereunder, (ii) to prohibit any court from making preliminary findings of fact in connection with granting or denying preliminary injunctive relief pending a final determination of factual issues by the arbitrator, or (iii) to preclude either party from seeking permanent injunctive or other equitable relief after and in accordance with the decision and findings of the arbitrator. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement and the end of the Employment Period to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 8(c) and (d) shall remain in effect as long as is necessary to give effect thereto.

(b)       All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	to her last address provided in the Company’s records.

with a copy to:	Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
Attention: Edward J. Rayner, Esq.
Fax: 212.798.6911
Email: erayner@pryorcashman.com

If to the Company:	Twinlab Consolidated Holdings, Inc.
c/o David L. Van Andel
3133 Orchard Vista Drive SE
Grand Rapids, Michigan 49546
Fax: 616.808.2721
Email: mark.bugge@vaegr.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)       During the term of this Agreement and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Commencement Date, including, without limitation, any Claim, class action litigation, regulatory investigation or other proceeding in connection with the Executive’s actions as a spokesperson for the Company in any capacity, and to promptly advance to the Executive or the Executive’s heirs or representatives all such Expenses upon receipt by the Company of a written request with appropriate documentation of such Expenses and, if required by applicable law, an undertaking by the Executive to repay the amount advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company against such Expenses. Neither the failure of the Company (including the Board or the Company’s independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under this Section 8(c) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including the Board or the Company’s independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that Executive has not met an applicable standard of conduct. The indemnification and advancement rights in this Section 8(c) shall be in addition to (and shall not restrict) any indemnification or advancement rights otherwise applicable to the Executive.

(d)       During the term of this Agreement, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy that is no less favorable in any respect than the coverage then provided to any other executive, officer or director of the Company. If the Executive shall have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided, that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding, and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive, which counsel shall reasonably cooperate, and reasonably coordinate the defense, with the Company’s counsel and reasonably minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent.

(e)       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)       The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)       The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the executive to effect a Termination for Good Reason shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h)       This Agreement and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties, including the Prior Employment Agreement, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

(i)       The Company agrees and acknowledges that the Executive retains all rights in and to the Executive’s name, likeness, photograph and biographical information (the “Executive’s Publicity Rights”). Notwithstanding the foregoing, the Executive grants to the Company the limited, non-exclusive right to use the Executive’s Publicity Rights solely in connection with the business of the Company and only during the period equal to the longer of (a) two (2) years following the Commencement Date and (b) nine (9) months following termination of the Executive’s employment for any reason. The foregoing notwithstanding, the Company shall not be precluded at any time after the foregoing grant of the Executive’s Publicity Rights has expired from (i) maintaining Company educational literature and/or press releases created in the normal course during the Executive’s employment, and which include the Executive’s name and likeness, on any Company website or social media site where the Company generally maintains a historical library of such press releases and/or educational literature; (ii) maintaining on any Company website or social media site a library showing copies of historical third-party publications in which the Company or its products have been featured, even if a particular publication contained therein features the Executive’s name or likeness; or (iii) from referencing Executive’s name or biographical information in any Securities and Exchange Commission or other regulatory filing where such historical reference to the Executive’s employment with the Company is required; provided, in each case, the manner of such use does not indicate that the Executive is currently employed by the Company or endorsing its products. Notwithstanding the above, in the event that the Company breaches any agreement between the Company and the Executive, including, but not limited to, Company’s failure to pay the Executive any amount due the Executive under this Agreement or any other written agreement between the Company and the Executive, the Company’s non-exclusive right to us the Executive’s Publicity Rights shall immediately cease and terminate.

(j)       The Executive may at any time revoke the license granted above effective immediately upon written notice to the Company if the Company or any senior executive officer of the Company is indicted for any felony criminal offense constituting a crime of moral turpitude, dishonesty or theft, or becomes the subject of public humiliation.

Signatures on the Following Page

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive:	The Company:

Twinlab Consolidated Holdings, Inc.

/s/ Naomi L. Whittel	By:	/s/ David Van Andel
Naomi L. Whittel	Name:	David Van Andel
	Title:	Chairman

Signature Page to Employment Agreement

Exhibit A

FORM OF WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE of execution of this waiver and release.

1.       For and in consideration of the payments and other benefits due to and Naomi L. Whittel (the “Executive”) pursuant to that certain Employment Agreement (the “Employment Agreement”) dated September ___, 2016, by and between Twinlab Consolidated Holdings, Inc., a Nevada corporation (the “Company”) and the Executive, and for other good and valuable consideration, including the mutual promises made herein, the Executive and the Company irrevocably and unconditionally release and forever discharge each other and each and all of their present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors, heirs and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which either party at any time heretofore had or claimed to have or which either party may have or claim to have regarding events that have occurred up to and including the date of the execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, each party understands and agrees that the parties’ release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims for a violation of any federal, state or municipal statute, regulation or ordinance relating to employment, including, without limitation, (i) Title VII of the Civil Rights Act of 1964, as amended, (ii) the Civil Rights Act of 1866, as amended, (iii) the Civil Rights Act of 1991, as amended, (iv) the Employee Retirement and Income Security Act of 1974, as amended, (v) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including without limitation, the Older Workers’ Benefit Protection Act, as amended (the “OWBPA”), (vi) the Americans with Disabilities Act of 1990, as amended, and (vii) all claims arising out of the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers Compensation Law, the New York City Human Rights Law, the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers' Compensation Law Retaliation provision, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI, all as amended together with all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

Exhibit A - 1

2.       The Executive must sign and return this Release to the Company on or before the 30th day following the Termination Date (as defined in the Employment Agreement). The Executive can revoke this Release on or before the seventh day following the date of delivery of this Release to the Company, by sending written notification of the Executive’s intent to revoke this Release to the Company. This Release shall not become effective or enforceable until the seven-day revocation period has expired. All correspondence pursuant to this Section 2 must be sent to the attention of the Corporate Secretary at [______], by personal delivery or guaranteed overnight delivery.

3.       The Executive and the Company acknowledge that they may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive and the Company each acknowledge that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive and the Company nevertheless intend to release each other from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

4.       Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive and the Company, as applicable, do not waive or release: (a) rights to indemnification the Executive may have under (i) applicable law, (ii) any other agreement between the Executive and a Released Party; (iii) the by-laws, articles of incorporation, and/or any other governing documents of the Company and/or (iv) as an insured under any director’s and officer’s liability or other insurance policy now or previously in force; (b) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Company or its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are or may be jointly responsible; (c) the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (d) the Executive’s rights as a shareholder of any of the Affiliated Entities; (e) any obligations of the Affiliated Entities under the Employment Agreement; (f) reimbursement for business expenses incurred prior to the date of termination, in accordance with any Company business expense policies; (g) any rights or claims that are any way related to the Employment Agreement, or any other written agreement between the Company (and/or any Affiliated Entities) and the Executive; (h) claims for improper self-dealing; improper distributions and other limitations imposed by applicable law; (i) any finally and judicially determined, knowing violation of the law by the Executive that has a material and adverse impact on the Company; (j) any fraud or other intentional misconduct by the Executive that has a material and adverse impact on the Company; (k) any material violation of any confidentiality, invention assignment, nonsolicitation or noncompetition agreement or provision executed by the Executive; or (l) any other claim not subject to release by operation of law or which arise after the execution of this Release.

Exhibit A - 2

5.       The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original 21-day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven days after delivering this Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (y) filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, or (z) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.

6.       This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

The Executive:	The Company:

Twinlab Consolidated Holdings, Inc.

By:
Naomi L. Whittel	Name:
Title:
Date:	Date:

Exhibit A - 3

Schedule I

The inventions related to the following activities are exempt from Section 6(e) of the Employment Agreement between the Company and the Executive to which this Schedule I is attached (the “Employment Agreement”). Conditions surrounding the Executive devoting time relate to the Company’s ability to rescind its consent (see Section 2(a)(ii) of the Employment Agreement) not as to whether the Executive owns the inventions or intellectual property derived from the activities set forth below.

The following activities that have been made or discovered or conceived or first reduced to practice by the Executive either alone or jointly with others prior to, after or during the Executive’s employment by the Company shall be removed from the operation of Section 6(e) of the Employment Agreement:

•	Activities related to work to sell milk, fortified milk or other milk beverages in the country of China currently doing business as __________ (the “Milk Business”). The Company and the Executive acknowledge and agree that with respect to the Milk Business, liquid milk, fortified liquid milk, other liquid milk beverages, and powdered versions of each of the foregoing that are intended, with the addition of water, to form a liquid milk beverage shall not be deemed to be either a “nutritional supplement” or a “vitamin”, the development or sale of which by a business would cause that business to be a “Competitive Business” under the Employment Agreement. For the avoidance of doubt, powdered milk protein products (including for example whey protein or casein) intended for use to make “protein shakes” are for the purposes of the Employment Agreement deemed a “nutritional supplement” the development or sale of which would cause a business to be a “Competitive Business” under the Employment Agreement. To the extent the Milk Business expands its activities in a manner that would cause Executive to materially breach the Material Agreement, the Executive shall nonetheless be permitted to retain any equity position in the Milk Business so long as the Executive ceases to be involved in the Milk Business other than as an owner of equity.

•	Activities related to the writing and publishing of any “Literary Works.” Regarding such activities, the Executive shall own all rights related thereto. For the purposes of this Agreement, “Literary Works” shall mean books, articles written for third-party (i.e., other than Company- owned) magazines, newsletters, or other publications (including blogs) whether online or in hardcopy, and any other content that is neither (i) directly related primarily to the Company or its products, nor (ii) created at the request of the Company in connection with the Executive’s employment with the Company. All content, other than Literary Works, created by the Executive directly in connection with and for the benefit of the business of the Company in the course of the performance of the Executive’s employment (“Company Content”) shall be the property of the Company and the Company shall own all rights related thereto, except with respect to Executive’s Publicity Rights (which shall be governed by Section 8(i) of the Employment Agreement). For purposes of clarity, Company Content shall include, without limitation, content for Company websites, newsletters, sell sheets or other sales support or training materials, as well as content related to packaging, claims, marketing, or advertising of the Company or its products. It is further acknowledged that the Executive is the owner, directly or beneficially, of the website www.naomiwhittel.com (the “Executive’s Website”) and that the Executive may during the course of her employment post content on the Executive’s Website related to the Company or its products for the benefit of the Company’s business. The parties agree that the Executive shall at all times remain the owner of the Executive’s Website, but that any content on that website to the extent directly related to the Company or its products shall be deemed Company Content, and whether during or after the Executive’s employment, the Executive shall upon request by the Company use commercially reasonable efforts to promptly remove such Company Content from the Executive’s Website.

Schedule 1 - 1

•	Activities related to the Executive’s work relating to cosmetics, including, but not limited to, makeup, skin and beauty products; provided that such cosmetics are not designed to be ingested through the mouth by the consumer.

The above constitutes a complete list of all inventions or improvements relevant to the subject matter of the Executive’s employment by the Company that have been made or discovered or conceived or first reduced to practice by the Executive either alone or jointly with others prior to the Executive’s employment by the Company that the Executive desires to remove from the operation of the Employment Agreement.

The Executive:		The Company:

Twinlab Consolidated Holdings, Inc.

/s/ Naomi L. Whittel		By:	/s/ David Van Andel
Naomi L. Whittel		Name:	David Van Andel
		Title:	Chairman
Date:	9/21/2016	Date:	9/21/2016

Schedule 1 - 2